EXHIBIT 21.1

SUBSIDIARIES OF ANIKA THERAPEUTICS, INC.

Name of Subsidiary Anika Securities Corp.	Jurisdiction of Formation Massachusetts

Anika Therapeutics S.r.l. (Formerly: Fidia Advanced Biopolymers S.r.l.)	Italy